Exhibit 99.1

MEDIA CONTACT

Alan Chapple
Exide Technologies
678-566-9514
alan.chapple@exide.com

INVESTOR CONTACT

Rich Cockrell
Exide Technologies
678-566-9415
rich.cockrell@exide.com

FOR IMMEDIATE RELEASE

MEMBER OF EXIDE TECHNOLOGIES’ BOARD OF DIRECTORS RESIGNS

Alpharetta, Ga. – (August 5, 2005) – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical-energy solutions, announced today that Eugene I. Davis has resigned as a member of the Company’s Board of Directors effective August 2, 2005. Mr. Davis was a member of the Board that was formed after Exide Technologies emerged from Chapter 11 in 2004.

“I want to thank Gene for his service on Exide’s Board — particularly his leadership as the Chairman of the Compensation Committee and of the former Executive Committee, which helped to oversee the Company until the selection of Gordon Ulsh as Exide’s President and CEO,” said Chairman of the Board John P. Reilly.

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About Exide Technologies
Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, is available at www.exide.com.